UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2008

GateHouse Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33091	36-4197635
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 WillowBrook Office Park, Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 598-0030

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2008, awards of annual cash bonuses and long-term incentive compensation in the form of restricted stock grants (“Awarded RSG’s) were made to certain of GateHouse Media, Inc.’s (the “Company’s”) named executive officers, as set forth in greater detail in the below chart. All Awarded RSG’s listed under the column of the below chart entitled “Shares of Restricted Stock” were approved to the Compensation Committee of the Company’s Board of Directors and were made under the GateHouse Media, Inc. Omnibus Stock Incentive Plan (the “Plan”). The Awarded RSG’s vest in one-third increments on each of the first, second and third anniversaries of the January 3, 2008 (the “Grant Date”).

Each below-listed named executive officer was given the choice to take all or a portion of his or her annual cash bonus in the form of a restricted stock grant (the “Chosen RSG’s”). In the event a named executive officer elected to take all or a portion of his or her cash bonus in the form of Chosen RSG’s, the number of shares awarded was determined by dividing the amount of cash bonus that such executive elected to take in the form of Chosen RSG’s by the closing price of the Company’s Common Stock on December 6, 2007, the date of the Compensation Committee meeting at which the Chosen RSG’s were approved. The Chosen RSG’s were made pursuant to the Plan and will vest on April 15, 2008.

Each Awarded RSG and Chosen RSG will be subject to a Restricted Stock Award Agreement between the recipient thereof and the Company in the forms attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2, respectively.

Named Executive Officer	Cash Bonus (exclusive of Chosen RSG’s)	Shares of Restricted Stock	Shares of Restricted Stock under Chosen RSG
Michael R. Reed Chief Executive Officer	$100,000	23,867	5,967
Scott Champion Co-President and Co-Chief Operating Officer	—	5,967	5,967
Mark R. Thompson Chief Financial Officer	$65,000	11,934	4,177
Polly Grunfeld Sack General Counsel	$75,000	11,934	2,984

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATEHOUSE MEDIA, INC.

By:	/s/ Michael Reed
Michael Reed
Chief Executive Officer

Date: January 3, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Form of Restricted Stock Award Agreement for Awarded RSG’s

99.2	Form of Restricted Stock Agreement for Chosen RSG’s